Exhibit (d)(12)

AMENDMENT #5 TO THE

SUB-MANAGEMENT AGREEMENT

BETWEEN

MIRAE ASSET GLOBAL INVESTMENTS (USA) LLC

AND

MIRAE ASSET GLOBAL INVESTMENTS (HONG KONG) LIMITED

THIS AMENDMENT is entered into as of May 13, 2021 by and among MIRAE ASSET GLOBAL INVESTMENTS (USA) LLC (the “Investment Adviser”), a Delaware limited liability company having its main office at 625 Madison Avenue, 3rd Floor, New York, NY 10022, and MIRAE ASSET GLOBAL INVESTMENTS (HONG KONG) LIMITED (the “Sub-Adviser”), a Hong Kong corporation whose registered address is Room 1101, 11/F, Lee Garden Three, 1 Sunning Road, Causeway Bay, Hong Kong.

RECITALS

WHEREAS, the parties previously entered into a Sub-Management Agreement dated July 21, 2010 (the “Agreement”), which generally provides that Sub-Adviser shall furnish certain sub-advisory services in connection with Investment Adviser’s advisory activities on behalf of each separate series set forth in Exhibit A of the Agreement (the “Existing Funds”) of Mirae Asset Discovery Funds, a Delaware statutory trust (the “Trust”); and

WHEREAS, Investment Adviser retains the Sub-Adviser to provide certain series of the Trust (the “Funds”) certain sub-advisory services in connection with Investment Adviser’s advisory activities and wishes to amend and restate Exhibit A to the Agreement to reflect the current series of the Trust; and

WHEREAS, Investment Adviser and Sub-Adviser also desire to amend and restate Schedule A to the Agreement; and

WHEREAS, the investment management agreement between Investment Adviser and the Trust, dated July 9, 2010 contemplates that Investment Adviser may sub-contract investment advisory services with respect to the Funds to a sub-adviser pursuant to a sub-management agreement agreeable to the Trust and approved in accordance with the provisions of the Investment Company Act of 1940 (the “1940 Act”); and

WHEREAS, this Amendment has been approved in accordance with the provisions of the 1940 Act, and the Sub-Adviser is willing to furnish such services upon the terms and conditions of the Agreement and set forth herein; and

WHEREAS, Investment Adviser and Sub-Adviser otherwise wish to retain all terms and provisions in the Agreement and to continue to exercise their rights and fulfill their duties thereunder.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, and intending to be legally bound, the parties agree as follows:

1.	The Agreement is hereby amended by replacing Schedule A and Exhibit A to the Agreement:

IN WITNESS WHEREOF, the parties hereto cause this instrument to be executed as of the date above first written.

MIRAE ASSET GLOBAL		MIRAE ASSET GLOBAL
INVESTMENTS (USA) LLC		INVESTMENTS (HONG KONG) LTD.

By:	/s/ Joon Hyuk Heo	By:	/s/ Rhee Jung Ho
Print Name:	Joon Hyuk Heo	Print Name:	Rhee Jung Ho
Title:	CEO	Title:	CEO

Schedule A

Sub-Management Fee

Fund	Fee

Emerging Markets Fund Emerging Markets Great Consumer Fund

35% of the total monthly investment management fee received by the Investment Adviser from a Fund multiplied by the average daily percentage of such Fund’s net assets allocated to the Sub-Adviser during the month. The maximum allocation on which the Sub-Adviser will be paid is 70% of the average daily percentage of a Fund’s net assets and the minimum allocation on which the Sub-Adviser will be paid is 30% of the average daily percentage of a Fund’s net assets.

The Sub-Adviser shall not be paid any sub-management fee if the Sub-Adviser is not allocated or given discretion over any portion of the Fund’s assets.

Exhibit A

Emerging Markets Fund

Emerging Markets Great Consumer Fund